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                                                                    Exhibit 99.1

                                                                [Citigroup Logo]




For immediate release
Citigroup Inc. (NYSE symbol: C)
July 28, 2003


         CITIGROUP STATEMENT ON ENRON SETTLEMENTS WITH THE SEC, FEDERAL
                         RESERVE, OCC, AND MANHATTAN DA



New York - Citigroup today announced settlements with the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Reserve Bank of New York, and the New York County District Attorney's Office that resolve on a civil basis their investigations into Citigroup's structured finance work for Enron. The Company also announced that its settlement agreement with the SEC concludes that agency's investigation into certain Citigroup work for Dynegy.

Charles O. Prince, Chairman and CEO of Citigroup's Global Corporate and Investment Bank, said: "We are pleased this settlement brings to a close the investigations of Citigroup undertaken by the SEC, OCC, Federal Reserve Bank of New York, and Manhattan District Attorney into these matters, and we appreciate their recognition of our continuing efforts to implement meaningful reforms in our structured finance business.

"There is no question that transparency in financial transactions and reporting is essential for investors and businesses and for the sound operation of our markets. We are pleased that we have been able to respond promptly and effectively to the problems that underlay this investigation. Put simply, the transactions addressed in these settlements would not happen now at Citigroup. Last August, to make sure that investors are readily able to understand the financial impact of transactions that Citigroup participates in, we announced a new "net effect" rule. Under that rule, Citigroup will execute so-called complex structured finance transactions only with clients that agree to disclose the transaction's net effect on the client's financial position. Since then, we have continued to develop and improve the way in which we review and approve complex structured finance transactions.

"Our structured finance initiatives are part of the broader effort Citigroup has undertaken in the past year to be a best practice leader and to help restore the confidence of investors in our markets. We are committed to assuring compliance and continually scrutinizing our practices in order to adhere to the highest standards as our business evolves."

Information on the implementation of Citigroup's Structured Finance Initiative can be found in its 2002 Initiatives Report on www.citigroup.com.

Under the terms of the SEC agreement, Citigroup will pay to the SEC a total of $120 million in disgorgement, penalties and interest, including $101.25 million related to Enron and $18.75 million related to Dynegy. Under the terms of the agreement with the




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Manhattan DA, Citigroup will pay $12.5 million to New York
State and $12.5 million to New York City, plus $500,000 for the costs of the DA's investigation. The costs associated with this settlement have been fully reserved and will have no financial impact on income in the quarter. The agreements with the OCC and Federal Reserve involve the development and refinement of compliance procedures related to structured finance activities and risk management, and do not require monetary payments. These agreements were reached by Citigroup (and, in the case of the Written Agreement with the OCC, Citibank) without admitting or denying any wrongdoing or liability, and the agreements do not establish wrongdoing or liability for the purpose of civil litigation or any other proceeding.

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Media:                   Leah Johnson:      212-559-9446
                         Christina Pretto:  212-816-8572

Investors:               Sheri Ptashek:     212-559-2718
Fixed Income Investors:  John Randel:       212-559-5091

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.



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